Exhibit 3.3

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
DELIVERED 01:35 PM 07/29/2003
FILED 01:28 PM 07/29/2003
SRV 030493995 - 2725833 FILE

                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

                           LOTTLINK TECHNOLOGIES, INC.

FIRST: That at a meeting of the Board of Directors of Lottlink Technologies, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof on April 7, 1997. The resolution setting forth the proposed amendments are as follows:

RESOLVED: That the Certificate of Incorporation of the corporation be amended by changing the Article thereof numbered "1" so that, as amended, said Article shall be read as follows:
"The name of the Corporation shall be the A. G. Volney Center, Inc."

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows: "The amount of the total authorized capital stock of the corporation is Twenty-Five Thousand Dollars ($25,000) divided into 25 million share of common stock of .001 cents each."

SECOND: That thereafter pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That the said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or reason of said amendments.


                               BY: /s/ ALICE FORD
                                    Secretary
                                NAME: ALICE FORD